Exhibit 99.2

Evolution Petroleum Corporation

Stock Retention Policy for Directors and Employees

April 2, 2012

The Compensation Committee of the Board of Directors will be responsible for monitoring compliance with this policy.

Each nonemployee director shall be required to retain the number of shares, or other equivalent equity awards, equal to (60) Sixty percent of the total number of said awards received in the trailing three years, excluding stock awards taken in lieu of cash retainer.

Each executive officer shall be required to retain the number of shares, or other equivalent equity awards, equal to (60) Sixty percent of the number of said awards received in the trailing three years as long term incentives.

Each other corporate officer or manager shall be required to retain the number of shares, or other equivalent equity awards, equal to (60) Sixty percent of the number of shares or equivalent equity awards received in the trailing two years as long term incentives.

All other employees shall be required to retain the number of shares, or equivalent equity awards, equal to (60) Sixty percent of the number of shares or equivalent equity awards received in the trailing one year as long term incentives.

Unvested stock options are not included in either determining the required retention levels or in meeting the required retention levels.

Equity awards with shared ownership and retained in an entity controlled by the director or employee count in full towards the required retention and compliance.

Directors and employees shall have the later of two years from the time of first employment or from the date of adoption of this policy to reach compliance with this policy on a pro rata basis.

Directors and employees may petition the Compensation Committee for temporary waiver of policy due to special circumstances.

Any change in control event as defined in the 2004 Stock Plan shall terminate all requirements under this policy.  Noncompliance without waiver by a director will be a consideration in the annual director nomination process by the Nominating  and Governance Committee.  Noncompliance without waiver by an employee will be a consideration in the annual compensation process by the Compensation Committee or management, as appropriate.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

Sales or trading stock shall only occur during an open trading window that will be determined and notice will be provided to all employees and directors on a regular basis.  This excludes 10b5-1 Plans provided to and verified by the company.